Exhibit 5.1

MCGRATH NORTH MULLIN & KRATZ, PC LLO

SUITE 3700 FIRST NATIONAL TOWER

1601 DODGE STREET

OMAHA, NEBRASKA 68102

PH: (402) 341-3070

March 30, 2012

Supertel Hospitality, Inc.

1800 West Pasewalk Avenue

Suite 200

Norfolk, NE 68701

Ladies and Gentlemen:

We have acted as counsel to Supertel Hospitality, Inc., a Virginia corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), to register 60,000,000 shares of common stock, $.01 par value per share, of the Company (“Common Stock”) issuable upon conversion of the Company’s Series C Cumulative Convertible Preferred Stock (the “Preferred Stock”) and upon exercise of warrants (the “Warrants”). The Registration Statement provides that the Common Stock may be offered by the selling stockholder from time to time in amounts at market prices prevailing at the time of sale, prices related to prevailing market prices or privately negotiated prices.

In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials, as we have deemed necessary for purposes of the opinions expressed below.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that when the Registration Statement becomes effective under the Securities Act and assuming that the shares of Common Stock are issued upon conversion of the Preferred Stock and exercise of the Warrants, in each case in accordance with the respective terms thereof, and the Company has sufficient shares of Common Stock available for issuance under its articles of incorporation, the Common Stock will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to McGrath North Mullin & Kratz, PC LLO under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Yours very truly,

/s/ McGrath North Mullin & Kratz, PC LLO

McGrath North Mullin & Kratz, PC LLO